EXHIBIT 12.1

AMC ENTERTAINMENT INC. AND SUBSIDIARES

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

				Actual
	Actual	Actual	Actual	From Inception	Actual
	53 Weeks	52 Weeks	52 Weeks	July 16, 2004	April 2, 2004	Actual Year
	Ended	Ended	Ended	through	through	52 weeks ended
	April 3, 2008	March 29, 2007	March 30, 2006	March 31, 2005	December 23, 2004	April 1, 2004
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
EARNINGS
Earnings (loss) before income taxes from continuing operations	$62,845	$173,931	$(96,185)	$(41,510)	$(17,568)	$8,183
Add:Fixed charges (below)	303,346	357,053	232,406	68,245	147,935	174,426
Depreciation on capitalized interest	1,493	2,395	1,190	360	1,046	1,422
Less:Interest capitalized (below)	(1,114)	(1,760)	(2,239)	(203)	(658)	(2,658)
Undistributed (income) loss-Joint Ventures	—	2,556	7,801	(164)	—	—

Earnings for ratio	366,570	534,175	142,973	26,728	130,755	181,373

FIXED CHARGES:
Interest on borrowings	142,439	201,067	116,140	39,668	66,851	66,963
Interest on capital and financing lease obligations	7,150	5,585	4,068	1,449	5,848	8,698
Interest capitalized	1,114	1,760	2,239	203	658	2,658
Estimated interest portion of rental expense (1)	152,643	148,641	109,959	26,925	74,578	96,107

Fixed Charges	303,346	357,053	232,406	68,245	147,935	174,426

FIXED CHARGES IN EXCESS OF EARNINGS	$—	$—	$89,433	$41,517	$17,180	$—

RATIO OF EARNINGS TO FIXED CHARGES	1.2	1.5	—	—	—	1.0

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings.  For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and undistributed equity in losses of joint ventures.  Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)  Used one-third of rent expense on operating leases.